Exhibit 3.3

CERTIFICATE OF DESIGNATIONS OF PREFERENCES AND RIGHTS OF

SERIES A-1 CONVERTIBLE PREFERRED STOCK

OF

Veea Inc.

a Delaware corporation

Pursuant to Section 151 of the General Corporation Law of the State of Delaware, Veea Inc. (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, does hereby file this Certificate of Designations of Preferences and Rights of Series A-1 Convertible Preferred Stock and DOES HEREBY CERTIFY that pursuant to the authority contained in the Corporation’s Certificate of Incorporation, and pursuant to Section 151 of the General Corporation Law of the State of Delaware and in accordance with the provisions of the resolution creating a series of the class of the Corporation’s authorized Preferred Stock designated as Series A-1 Preferred Stock, as follows:

FIRST: The Certificate of Incorporation of the Corporation authorizes the issuance by the Corporation of 550,000,000 shares of common stock, $0.0001 par value per share (the “Common Stock”) and 1,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”), and, further, authorizes the Board of Directors of the Corporation, to provide out of the unissued shares of the Preferred Stock for one or more series of Preferred Stock and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such shares and as may be permitted by the Delaware General Corporation law.

SECOND: By unanimous written consent of the Board of Directors of the Corporation dated June 24, 2026, the Board of Directors designated Forty-Two Thousand (42,000) shares of the Preferred Stock as Series A-1 Convertible Preferred Stock, par value $0.0001 per share, pursuant to a resolution providing that a series of preferred stock of the Corporation be and hereby is created, and that the designation and number of shares thereof and the voting and other powers, preferences and relative, participating, optional or other rights of the shares of such series and the qualifications, limitations and restrictions thereof are as follows:

SERIES A-1 CONVERTIBLE PREFERRED STOCK

Section 1. Powers and Rights of Series A-1 Convertible Preferred Stock. There is hereby designated a class of Preferred Stock of the Corporation as the Series A-1 Convertible Preferred Stock, par value $0.0001 per share, of the Corporation (the “Series A-1 Preferred Stock”). The number of shares, powers, terms, conditions, designations, preferences and privileges, relative, participating, optional and other special rights, and qualifications, limitations and restrictions, if any, of the Series A-1 Preferred Stock shall be as set forth in this Certificate of Designations of Preferences and Rights of Series A-1 Convertible Preferred Stock (this “Certificate of Designations”). For purposes hereon, a holder of a share or shares of Series A-1 Preferred Stock, with respect to their rights as related to the Series A-1 Preferred Stock, shall be referred to as a “Series A-1 Holder”.

Section 2. Number; Stated Value. The number of authorized shares of Series A-1 Preferred Stock is Forty-Two Thousand (42,000). Each share of Series A-1 Preferred Stock shall have initially have an initial stated value of $100.00 (the “Stated Value”). The Stated Value shall be subject to appropriate adjustment in the event of any stock split, combination or other similar recapitalization with respect to the Series A-1 Preferred Stock occurring following the date of filing of this Certificate of Designations with the Secretary of State of the State of Delaware.

Section 3. Dividends and Distributions. Except for stock dividends or distributions for which adjustments are to be made pursuant to Section 4, Holders shall be entitled to receive, and the Corporation shall pay, dividends on shares of Preferred Stock equal (on an as-if-converted-to-common stock, par value $0.0001 per share (the “Common Stock”)) basis, disregarding for such purpose any conversion limitations hereunder) to and in the same form as dividends actually paid on shares of the Common Stock when, as and if such dividends are paid on shares of the Common Stock. No other dividends shall be paid on shares of Preferred Stock. The Corporation shall not pay any dividends on the Common Stock unless the Corporation simultaneously complies with this provision.

Section 4. Conversion.

(a)	General Provisions. Each share of Series A-1 Preferred Stock shall be convertible into such number of shares of Common Stock determined by dividing the Stated Value of such share of Preferred Stock by $0.31 (the “Conversion Price” (such shares of Common Stock being referred to as the “Conversion Shares”)).

(b)	Optional Conversion.

(i)	Subject to the other terms and conditions herein, a Series A-1 Holder shall have the right from time to time, and at any time following the issuance of the applicable Series A-1 Preferred Stock to convert each outstanding share of Series A-1 Preferred Stock held by such Series A-1 Holder into Conversion Shares as set forth herein (each, a “Conversion”).

(ii)	Each share of Series A-1 Preferred Stock converted in a Conversion shall be convertible into 323 Conversion Shares.

(iii)	A Series A-1 Holder shall elect a Conversion by delivering to the Corporation a notice of conversion in the form as attached hereto as Exhibit A (the “Notice of Conversion”). Together with the Notice of Conversion, the Series A-1 Holder shall surrender any certificate or certificates for the Series A-1 Preferred Stock being converted, duly endorsed. The calculation of Conversion Shares to be issued as set forth in the Notice of Conversion shall be subject to confirmation and approval of the Corporation. The Corporation shall, three Business Days of receipt of a Notice of Conversion, issue to the applicable Series A-1 Holder the number of Conversion Shares to which such Series A-1 Holder shall be entitled. A Conversion shall be deemed to have been effected on the date the Notice of Conversion is submitted to the Corporation if delivered by facsimile, e-mail or other reasonable means of communication dispatched prior to 6:00 p.m., Eastern time, and provided that if the Notice of Conversion is not delivered by such time then the Conversion Date shall be the next Business Day (as applicable, the “Conversion Date”) and the Notice of Conversion shall be deemed automatically updated accordingly.

(c)	Concerning the Conversion Shares. The shares of Common Stock issuable upon conversion of the Series A-1 Preferred Stock may not be sold or transferred unless: (i) such shares of Common Stock are sold pursuant to an effective registration statement under the Securities Act of 1933, as amended (together with the rules and regulations thereunder, the “Securities Act”) or (ii) the Corporation and its transfer agent shall have been furnished with an opinion of counsel (which opinion shall be in form, substance and scope customary for opinions of counsel in comparable transactions) to the effect that the shares to be sold or transferred may be sold or transferred pursuant to an exemption from such registration (such as Rule 144 or a successor rule) (“Rule 144”); or (iii) such shares of Common Stock are transferred to an “affiliate” (as defined in Rule 144) of the applicable Series A-1 Holder who agrees to sell or otherwise transfer the shares only in accordance with this section and who is an accredited investor (as defined in Rule 501 under Regulation D promulgated pursuant to the Securities Act). Any restrictive legend on any certificates representing shares of Common Stock issuable upon conversion of the Series A-1 Preferred Stock shall be removed and the Corporation shall issue to the applicable Series A-1 Holder a new certificate therefore free of any transfer legend if the Corporation or its transfer agent shall have received an opinion of counsel from applicable Series A-1 Holder’s counsel, in form, substance and scope customary for opinions of counsel in comparable transactions, to the effect that (i) a public sale or transfer of such Common Stock may be made without registration under the Securities Act, which opinion shall be accepted by the Corporation so that the sale or transfer is effected; or (ii) in the case of the Common Stock issuable upon conversion of the Series A-1 Preferred Stock such security is registered for sale by the applicable Series A-1 Holder under an effective registration statement filed under the Securities Act; or otherwise may be sold pursuant to an exemption from registration.

(d)	Adjustment. If the Corporation, at any time while this Series A-1 Preferred Stock is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock or any other Common Stock Equivalents (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation upon conversion of, or payment of a dividend on, this Series A-1 Preferred Stock), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (iv) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Corporation, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately before such event, and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to this Section 4(d) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re classification.

During such time as this Series A-1 Preferred Stock is outstanding, if the Corporation declares or makes any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), at any time after the issuance of this Series A-1 Preferred Stock, then, in each such case, the applicable Series A-1 Holder shall be entitled to participate in such Distribution to the same extent that the applicable Series A-1 Holder would have participated therein if the applicable Series A-1 Holder had held the number of shares of Common Stock acquirable upon complete conversion of this Series A-1 Preferred Stock immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the participation in such Distribution.

During such time as this Series A-1 Preferred Stock is outstanding, if the Common Stock is converted into another class of securities of the Corporation or any successor entity to the Corporation, whether by way of merger, reorganization, re-incorporation or otherwise (the “Replacement Securities”), any reference herein to the Common Stock (whether standing alone or as part of another defined term herein) automatically upon the consummation of the applicable transaction shall be deemed a reference to such Replacement Securities. In the event that the Corporation completes a share exchange with another entity wherein all of the issued and outstanding shares of Common Stock are exchanged for equity interests in the other entity (the “Exchanged Securities”), any reference herein to the Common Stock (whether standing alone or as part of another defined term herein) automatically upon the consummation of the applicable transaction shall be deemed a reference to such Exchanged Securities.

The adjustments in this Section 4(d) shall be undertaken each time any such event occurs.

(e)	Reservation of Shares. The Corporation covenants that during the period the Conversion right exists, the Corporation will reserve from its authorized and unissued Common Stock a number of shares of Common Stock equal to at least 100% of the number of Conversion Shares then issuable on conversion of all shares of Series A-1 Preferred Stock.

(f)	Trading Market Regulation. The Corporation shall not issue any shares of Common Stock upon conversion of any Series A-1 Preferred Stock or otherwise pursuant to the terms of this Certificate of Designations if the issuance of such shares of Common Stock would exceed the aggregate number of shares of Common Stock which the Corporation may issue without breaching the Corporation’s obligations under the rules or regulations of the Trading Market (the number of shares which may be issued without violating such rules and regulations, the “Exchange Cap”), except that such limitation shall not apply in the event that the Corporation (A) obtains the approval of its stockholders as required by the applicable rules of the Trading Market (or, if the Trading Market is not the principal trading market for such security, then on the principal securities exchange or securities market on which such security is then traded) for issuances of shares of Common Stock in excess of such amount (the “Stockholder Approval”) or (B) obtains a written opinion from outside counsel to the Corporation that such approval is not required, which opinion shall be reasonably satisfactory to the Series A-1 Holders. Until such approval or such written opinion is obtained, no Series A-1 Holder shall be issued any shares of Common Stock upon Conversion of any shares of Series A-1 Preferred Stock, and no Series A-1 Holder shall have a right to convert any shares of Series A-1 Preferred Stock, if and to the extent that the aggregate number of shares of Common Stock previously issued upon and such additional shares of Common Stock that would be issuable upon such Conversion or otherwise pursuant to the terms of this Certificate of Designations or any other securities of the Corporation included in such calculation would exceed the Exchange Cap. For the avoidance of doubt, the intent of this Section 4(f) is that the maximum number of shares of Common Stock issuable upon Conversion of all shares of Series A-1 Preferred Stock which have been issued at any time shall be limited to the Exchange Cap less the number of shares of Common Stock issuable pursuant to any other securities of the Corporation included in such calculation, unless one of the conditions in clause (A) or clause (B) of the first sentence of this Section 4(f) have been satisfied, and this Section 4(f) shall operate as required to effect such intent. In the event that any Series A-1 Holder shall sell or otherwise transfer any of such Purchaser’s Series A-1 Preferred Stock, the transferee shall be allocated a pro rata portion of such Series A-1 Holder’s Exchange Cap allocation with respect to such portion of such Series A-1 Preferred Stock so transferred, and the restrictions of the prior sentence shall apply to such transferee with respect to the portion of the Exchange Cap so allocated to such transferee.

(h)	Additional Provisions.

(i)	No fractional shares or scrip representing fractional shares of Common Stock shall be issued upon the Conversion of the Series A-1 Preferred Stock. As to any fraction of a share of Common Stock which the Series A-1 Holder would otherwise be entitled to acquire upon such Conversion, the Corporation shall at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board, or round up to the next whole share of Common Stock.

(ii)	The issuance of Conversion Shares on conversion of Series A-1 Preferred Stock shall be made without charge to any Series A-1 Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such Conversion Shares, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such Conversion Shares upon conversion in a name other than that of the Series A-1 Holders of such shares of Series A-1 Preferred Stock and the Corporation shall not be required to issue or deliver such Conversion Shares unless or until the Person (as defined below) or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid. For purposes hereof, “Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

(iii)	No dividends or distributions on shares of Series A-1 Preferred Stock shall be authorized by the Board, or paid or set apart for payment by the Corporation at any time when the terms and provisions of any agreement of the Corporation, including any agreement relating to any indebtedness of the Corporation prohibit the authorization, payment or setting apart for payment thereof or provide that the authorization, payment or setting apart for payment thereof would constitute a breach of the agreement or a default under the agreement, or if the authorization, payment or setting apart for payment shall be restricted or prohibited by law or rules of any securities exchange or trading market on which the securities of the Corporation are listed or traded.

Section 5. Liquidation, Dissolution or Winding Up.

(a)	Payments to Holders of Series A-1 Preferred Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event (as defined below), each issued and outstanding share of Series A-1 Preferred Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders before any payment shall be made to the holders of Common Stock by reason of their ownership thereof, an amount per share of Series A-1 Preferred Stock equal to the Stated Value plus then-accrued and unpaid Series A-1 Dividends (the “Series A-1 Preferred Liquidation Amount”), which Series A-1 Preferred Liquidation Amount shall rank pari passu with, and payable to the same extent of the liquidation preference payable on any other class or series of the Preferred Stock, whether in existence as of the date of filing of this Certificate of Designations or later created and designated (the “Other Preferred Stock”), which specifies in its certificate of designations that it ranks pari passu with the Series A-1 Preferred Stock with respect thereto. If upon any such liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the full Series A-1 Preferred Liquidation Amount and the full liquidation preference payable on any Other Preferred Stock (the “Other Preferred Stock Preferred Liquidation Amount”), the Series A-1 Holders with respect to their issued and outstanding shares of Series A-1 Preferred Stock, and the holders of shares of Other Preferred Stock (the “Other Preferred Stock Holders”) with respect to their issued and outstanding shares of Other Preferred Stock, shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts of Series A-1 Preferred Liquidation Amount and Other Preferred Stock Preferred Liquidation Amount which would otherwise be payable in respect of the shares of Series A-1 Preferred Stock held by the Series A-1 Holders and Other Preferred Stock held by the Other Preferred Stock Holders upon such distribution if all amounts payable on or with respect to such shares were paid in full. Following the payment of the Series A-1 Preferred Liquidation Amount, if there are any remaining assets of the Corporation available for distribution to its stockholders, the Series A-1 Preferred Stock shall not participate in such distributions, as set forth in Section 3(b).

(b)	Deemed Liquidation Events.

(i)	Definition. Each of the following events shall be considered a “Deemed Liquidation Event”:

(A)	a merger or consolidation in which the Corporation is a constituent party and in which the stockholders of the Corporation immediately prior to such merger or consolidation do not continue to hold a majority of the voting power of the Corporation or any successor entity following such merger or consolidation; or

(B)	the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or the sale or disposition (whether by merger, consolidation or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation.

(c)	Effecting a Deemed Liquidation Event. The Corporation shall not have the power to effect a Deemed Liquidation Event referred to in Section 5(b)(i)(A) unless the agreement or plan of merger or consolidation for such transaction (the “Merger Agreement’) provides that the consideration payable to the Series A-1 Preferred Stock shall be allocated in accordance with Section 5(a).

(d)	Amount Deemed Paid or Distributed. The amount deemed paid or distributed to the Series A-1 Holders upon any such merger, consolidation, sale, transfer, exclusive license, other disposition or redemption shall be the cash or the value of the property, rights or securities paid or distributed to such Series A-1 Holders by the Corporation or the acquiring person, firm or other entity. The value of such property, right or securities shall be determined in good faith by the Board.

(e)	Allocation of Escrow and Contingent Consideration. In the event of a Deemed Liquidation Event pursuant to Section 5(b)(i)(A), if any portion of the consideration payable to the Series A-1 Holders of the Corporation is payable only upon satisfaction of contingencies (the “Additional Consideration”), the Merger Agreement shall provide that (a) the portion of such consideration that is not Additional Consideration (such portion, the ‘‘Initial Consideration”) shall be allocated among the Series A-1 Holders in accordance with Section 5(a) as if the Initial Consideration were the only consideration payable in connection with such Deemed Liquidation Event; and (b) any Additional Consideration which becomes payable to the Series A-1 Holders upon satisfaction of such contingencies shall be allocated among the Series A-1 Holders in accordance with Section 5(a) after taking into account the previous payment of the Initial Consideration as part of the same transaction.

Section 6. Voting Rights. Except as otherwise provided by applicable law and in addition to any voting rights provided by law, the holders of outstanding shares of the Series A-1 Preferred Stock:

(i)	shall be entitled to vote together with the holders of the Common Stock as a single class on all matters submitted for a vote of holders of Common Stock;

(ii)	shall have such other voting rights as are specified in the Certificate of Incorporation or as otherwise provided by Delaware law; and

(iii)	shall be entitled to receive notice of any stockholders' meeting in accordance with the Certificate of Incorporation and By-laws of the Corporation.

For purposes of the voting rights set forth in this Section 6, each share of Series A-1 Preferred Stock shall entitle the holder thereof to cast one vote for each whole vote that such holder would be entitled to cast had such holder converted its Series A-1 Preferred Stock into shares of Common Stock as of the date immediately prior to the record date for determining the stockholders of the Corporation eligible to vote on any such matter.

Section 7. Amendment and Protective Provisions. The Corporation may not, and shall not, amend or repeal this Certificate of Designations without the prior written consent or approval of Series A-1 Holders holding a majority of the Series A-1 Preferred Stock then issued and outstanding, voting separately as a single class, in person or by proxy, either in writing without a meeting or at an annual or a special meeting of such Series A-1 Holders, or in a written consent executed by Series A-1 Holders holding a majority of the issued and outstanding shares of Series A-1 Preferred Stock, and any such act or transaction entered into without such vote or consent shall be null and void ab initio, and of no force or effect.

Section 8. Miscellaneous.

(a)	Legend. Any certificates representing the Series A-1 Preferred Stock shall bear a restrictive legend in substantially the following form (and a stop transfer order may be placed against transfer of such stock certificates):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, NOR REGISTERED NOR QUALIFIED UNDER ANY STATE SECURITIES LAWS. SUCH SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, DELIVERED AFTER SALE, TRANSFERRED, PLEDGED, OR HYPOTHECATED UNLESS QUALIFIED AND REGISTERED UNDER APPLICABLE STATE AND FEDERAL SECURITIES LAWS OR UNLESS, IN THE OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY, SUCH QUALIFICATION AND REGISTRATION IS NOT REQUIRED. ANY TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS FURTHER SUBJECT TO OTHER RESTRICTIONS, TERMS AND CONDITIONS WHICH ARE SET FORTH HEREIN.

(b)	Lost or Mutilated Series A-1 Preferred Stock Certificate. If the certificate for the Series A-1 Preferred Stock held by the Series A-1 Holder thereof shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the share of Series A-1 Preferred Stock so mutilated, lost, stolen or destroyed but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof, and indemnity, if requested, all reasonably satisfactory to the Corporation.

(c)	No Registration Rights. Unless otherwise set forth in a written agreement between the Corporation and any applicable Series A-1 Holder(s), the Series A-1 Holders shall not have the right to require the Corporation to register any shares of Series A-1 Preferred Stock or any Conversion Shares for sale pursuant to the securities laws of the United States.

(d)	Interpretation. If a Series A-1 Holder shall commence an action or proceeding to enforce any provisions of this Certificate of Designations, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorney’s fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

(e)	Waiver. Any waiver by the Corporation or the Series A-1 Holder of a breach of any provision of this Certificate of Designations shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designations. The failure of the Corporation or the Series A-1 Holder to insist upon strict adherence to any term of this Certificate of Designations on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designations. Any waiver must be in writing.

Section 9. Severability. If any provision of this Certificate of Designations is invalid, illegal or unenforceable, the balance of this Certificate of Designations shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates applicable laws governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum permitted rate of interest.

IN WITNESS WHEREOF, Veea Inc. has caused this Certificate of Designations to be signed by a duly authorized officer on this 25th day of June, 2026.

Veea Inc.

/s/ Greg Deisher
Name:	Greg Deisher
Title:	EVO & COO

EXHIBIT A

VEEA INC.

CONVERSION NOTICE

Reference is made to the Certificate of Designations of Preferences and Rights of Series A-1 Convertible Preferred Stock of Veea, Inc. (the “Corporation”) dated as of June 25, 2026, designating the rights and preferences of the Series A-1 Convertible Preferred Stock of the Corporation (the “Certificate of Designations”). In accordance with and pursuant to the Certificate of Designations, the undersigned hereby elects to convert the number of shares of Series A-1 Convertible Preferred Stock, $0.0001 par value per share (the “Preferred Shares”), of the Corporation indicated below into shares of common stock, $0.0001 par value per share (the “Common Stock”), of the Corporation, as of the date specified below.

Date of Conversion:	______________________________

Number of Preferred Shares to be converted:	______________________________

Tax ID Number (If applicable):	______________________________

$_____________________________

Number of shares of Common Stock to be issued:	______________________________

Please issue the shares of Common Stock into which the Preferred Shares are being converted in the following name and to the following address:

Issue to:

Address:

Telephone Number:

Facsimile Number:

Holder Name:

By:
(signature)

Title:

Dated:

	Account Number (if electronic book entry transfer):	________________

	Transaction Code Number (if electronic book entry transfer):	________________